Exhibit 5.1

Nicole C. Brookshire (617) 937-2357 nbrookshire@cooley.com	VIA EDGAR

July 16, 2010

Sunesis Pharmaceuticals, Inc.

395 Oyster Point Boulevard, Suite 400

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Sunesis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the registration for resale of 175,847,950 shares of the Company’s common stock, $0.0001 par value per share, held by certain selling stockholders identified in the Prospectus (the “Shares”), including up to 27,552,790 shares of the Company’s common stock (the “Warrant Shares”) issuable upon the exercise of outstanding warrants held by such selling stockholders (the “Warrants”).

In connection with this opinion, we have examined (i) the Registration Statement and related prospectus, (ii) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, (iii) the Warrants, and (iv) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares have been validly issued and are fully paid and non-assessable, and (ii) upon issuance and delivery of the Warrant Shares upon exercise of the Warrants in accordance with their terms, the Warrant Shares will be validly issued, full paid, and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

/s/ Nicole C. Brookshire

500 BOYLSTON STREET, BOSTON, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM